Issuer Free Writing Prospectus filed pursuant to Rule 433 Registration No. 333-132747 Dated April 3, 2007

Autocallable Optimization Securities with Contingent Protection
UBS AG $• Securities Linked to the Amex Gold BUGS Index®

Indicative Terms		Product Description

Issuer	UBS AG, Jersey Branch	Autocallable Optimization Securities are designed for investors who believe that the level of the Amex Gold BUGS Index® will increase during the Observation Period. Investors must be willing to risk losing up to 100% of their principal amount invested if the Securities have not been called, the Index Return is negative and the Index closes below the Trigger Level on any trading day during the Observation Period. Investors will receive a positive return on their Securities only if the Index closes at or above the Index Starting Level on any Observation Date including the final valuation date.
Issue Price	$10 per Security
Underlying Index	Amex Gold BUGS (Basket of Unhedged Gold Stocks)
Index®
Term	18 months
Call Feature	The Securities will be called if the closing level of the
Index on any Observation Date is at or above the Index
Starting Level
Observation Dates	July 24, 2007, October 24, 2007, January 24, 2008,
April 23, 2008, July 24, 2008 and the final valuation
date (on or about October 24, 2008)
Call Settlement Dates:	Five business days following the relevant Observation Date
Return on Call Date	Investors will receive a cash payment per $10.00
principal amount of the Securities equal to the Call
	Price for the applicable Observation Date. The Return	Benefits
on Call Date will be based upon an annualized return
of between 22.75% and 24.75%. The actual annual-

  Exposure to Positive Index Returns – The Securities will be called and you will receive a positive return on your investment if the closing level of the Index on any Observation Date is at or above the Index Starting Level.

  Contingent Principal Protection – The Securities provide limited principal protection only if the Securities have not been called and the Index never closes below the Trigger Level.

  Indirect Exposure to the Price of Gold Through Exposure to the Index – The Securities are linked to the Index, which is comprised of 15 companies involved in gold mining and is designed to provide significant exposure to near term movements in gold prices by including companies that do not hedge their gold production beyond 1.5 years.

ized return upon which the Return on Call Date is
based will be determined on or about April 23, 2007
(the “trade date”)
Payment at Maturity	At maturity, if your Securities have not been previously
called, and if the Index never closes below the Trigger
Level on any trading day during the Observation
Period, you will receive a cash payment at the Maturity
Date equal to $10.00 per $10.00 principal amount of
Securities.
If the Index closes below the Trigger Level on any trad-
ing day during the Observation Period and the Index
Return is negative, you will receive: $10.00 x
[1 + (Index Return)]
Index Return	Index Ending Level – Index Starting Level
Index Starting Level
Trigger Level	•, which is 80% of the Index Starting Level
Index Starting Level	The closing level of the Index on the trade date
Index Ending Level	The closing level of the Index on the final valuation
date
Observation Period	The period commencing on (and including) the trade
date to the final valuation date
Trade Date	April 23, 2007*
Settlement Date	April 27, 2007*
Final Valuation Date	October 24, 2008*
Maturity Date	October 31, 2008*
*Expected

Scenario Analysis at Maturity

Assumptions: Index Starting Level is 325; Called Return is 24% per annum; Trigger Level is 260 (80% of the Index Starting Level)

Example 1: Securities are Called 1 Year after Trade Date		Example 3: Securities are NOT Called
Index Level July 24, 2007:	290.00 (below Index Starting Level, Securities NOT called)	Index Level July 24, 2007:	290.00 (below Index Starting Level, Securities NOT called)
Index Level October 24, 2007:	280.00 (below Index Starting Level, Securities NOT called)	Index Level October 24, 2007:	280.00 (below Index Starting Level, Securities NOT called)
Index Level January 24, 2008:	290.00 (below Index Starting Level, Securities NOT called)	Index Level January 24, 2008:	270.00 (below Index Starting Level, Securities NOT called)
Index Level April 23, 2008:	330.00 (above Index Starting Level, Securities are called)	Index Level April 23, 2008:	265.00 (below Index Starting Level, Securities NOT called)
Call Price (per $10.00):	$12.40	Index Level July 24, 2008:	270.00 (below Index Starting Level, Securities NOT called)
		Index Level Final valuation date	280.00 (below Index Starting Level, Securities NOT called)
Example 2: Securities are Called at Maturity		(on or about October 24, 2008)
Index Level July 24, 2007:	290.00 (below Index Starting Level, Securities NOT called)	Settlement Amount (per $10.00):	$10.00
Index Level October 24, 2007:	280.00 (below Index Starting Level, Securities NOT called)	Example 4: Securities are NOT Called and the Index closes below the
Index Level January 24, 2008:	270.00 (below Index Starting Level, Securities NOT called)	Trigger Level on any trading day during the Observation Period
Index Level April 23, 2008:	265.00 (below Index Starting Level, Securities NOT called)	Index Level July 24, 2007:	290.00 (below Index Starting Level, Securities NOT called)
Index Level July 24, 2008:	270.00 (below Index Starting Level, Securities NOT called)	Index Level October 24, 2007:	280.00 (below Index Starting Level, Securities NOT called)
Index Level Final valuation date	330.00 (above Index Starting Level, Securities are called)	Index Level January 24, 2008:	250.00 (below Index Starting Level and Trigger Level,
(on or about October 24, 2008)			Securities NOT called)
Call Price (per $10.00):	$13.60	Index Level April 23, 2008:	230.00 (below Index Starting Level, Securities NOT called)
		Index Level July 24, 2008:	220.00 (below Index Starting Level, Securities NOT called)
		Index Level Final valuation date	227.50 (below Index Starting Level, Securities NOT called)
(on or about October 24, 2008)
		Settlement Amount (per $10.00)	$10.00 x [1 + (Index Return)]
$10.00 x (1 – 30%)
$7.00

This offering summary represents a summary of the terms and conditions of the Securities. We encourage you to read the preliminary prospectus supplement and accompanying prospectus related to this offering dated April 3, 2007.

Issuer Free Writing Prospectus filed pursuant to Rule 433 Registration No. 333-132747 Dated April 3, 2007
Index Descriptions	Historical Performance

The Amex Gold BUGS Index®

The Index is a modified equal dollar weighted index of 15 companies involved in gold mining that is designed to provide significant exposure to near term movements in gold prices by including companies that do not hedge their gold production beyond 1.5 years. The Index was launched on March 15, 1996 at a base value of 200. The Index is published by the American Stock Exchange LLC (“Amex”) under the ticker symbol “HUI”.

Historical performance of the Index is not indicative of future results.

The graph below illustrates the performance of the Index from 3/29/96 to 04/02/07 – Bloomberg L.P. The dotted line represents a hypothetical trigger level, equal to 80% of the closing price on April 2, 2007. The actual Trigger Level will be based on the closing price of Amex Gold Bugs Index on the trade date.

Investor Suitability Considerations & Key Risks

The Securities may be suitable for you if:

  You believe the Index will not close below the Trigger Level on any trading day during the Observation Period.

  You believe the Index will close above the Index Starting Level on any Observation Date.

  You believe the Index will remain stable for the term of the Security and will close above the Index Starting Level in the last quarter.

  You are willing to invest in Securities that will be called on any Observation Date on which the Index closes at or above the Index Starting Level or otherwise to hold the Securities to maturity.

  You do not seek current income from this investment.

  You are willing to invest in Securities where there may be little or no secondary market.

The Securities may not be suitable for you if:

  You believe the Index will close below the Index Starting Level on any trading day during the Observation Period and that at maturity the Index Return will be negative.

  You believe the price of gold and the price of stock of companies involved in gold mining will decline during the Observation Period.

  You seek an investment that is 100% principal protected.

  You are not willing to make an investment in which you could lose up to 100% of your principal amount.

  You seek an investment whose return is not limited to the pre-specified Return on Call Date, a total return based upon an annualized return of between 22.75% and 24.75%. The actual annualized return upon which the Return on Call Date is based will be set on the trade date.

  You seek an investment for which there will be an active secondary market.

  You are unable or unwilling to hold Securities that may be called on any Observation Date on which the Index closes at or above the Index Starting Level or otherwise to hold the Securities to maturity.

  You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

Key Risks:

  You may lose all of your principal — The return on the Securities depends on the Index increasing in value and you may lose some or all of your investment if the Index level closes below the Trigger Level on any trading day during the Observation Period and the Index Return is negative. The payment to you at maturity will be reduced by 1% of your principal for every 1% loss in the Index if the Index closes below the Trigger Level on any trading day during the Observation Period and the Index Return is negative.

  The call feature limits your potential return — The appreciation potential of the Securities is limited to the pre-specified Return on Call Date, regardless of the performance of the Index.

  There is a high probability that the Securities will be called or that the Index will fall below the Trigger Level — If the Index follows its historical pattern of significant volatility, there is a high probability that the Securities will be called or that the Index will fall below the Trigger Level during the Observation Period.

  Your investment is concentrated in one industry — All of the securities included in the Index (the “Index Constituent Stocks” ) are issued by companies whose primary lines of business are directly associated with gold mining.

  No interest or dividend payments — You will not receive any periodic interest payments on the Securities or any dividend payments on the Index Constituent Stocks whose performance is measured by the Index.

  There may be little or no secondary market — The Securities will not be listed on any securities exchange and there may be little or no secondary market for the Securities.

Investors are urged to review “Risk Factors” in the preliminary prospectus supplement relating to this offering for a more detailed description of the risks related to an investment in the Securities.

The returns on UBS structured notes are linked to the performance of the relevant underlying asset or index. Investing in a structured note is not equivalent to investing directly in the underlying asset or index. Before investing, investors should carefully read the detailed explanation of risks, together with other information in the relevant offering materials discussed below, including but not limited to information concerning the tax treatment of the investment. UBS AG has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents UBS AG has filed with the SEC for more complete information about UBS AG and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, you can request the prospectus by calling toll-free at 1-800-413-9657